Exhibit (a)(5)(2)

LaBranche & Co Inc.

Jeffrey A. McCutcheon

Senior Vice President & Chief Financial Officer

(212) 820-6220

FOR IMMEDIATE RELEASE

LABRANCHE & CO INC. ANNOUNCES FINAL

RESULTS OF ITS CASH TENDER OFFER

NEW YORK, March 5, 2010 — LaBranche & Co Inc. (NYSE: LAB) (the “Company”) today announced the final results of its previously announced offer to purchase for cash (the “Tender Offer”) up to 15 million shares of its common stock. The Tender Offer expired on March 1, 2010, at 5:00 p.m., New York City time.

The depositary for the Tender Offer, BNY Mellon Shareowner Services, has advised the Company that 8,539,667 shares of its common stock (including 282,342 shares tendered through guaranteed delivery procedures) were validly tendered and not validly withdrawn pursuant to the Tender Offer, representing approximately 16.6% of its outstanding common stock as of January 28, 2010. All shares that were validly tendered and not validly withdrawn have been accepted for purchase.

The information agent for the Tender Offer is Morrow & Co., LLC. Questions and requests for information about the Tender Offer should be directed to Morrow & Co. at (800) 607-0088.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF LABRANCHE & CO INC.’S COMMON STOCK.

The Company is the parent of LaBranche Structured Holdings, Inc., whose subsidiaries are market-makers in options, exchange-traded funds and futures on various exchanges domestically and internationally, and LaBranche Financial Services, LLC, which provides securities execution, fixed income and brokerage services to institutional investors.

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import constitute forward-looking statements. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of the Company and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release. Notwithstanding anything in this release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

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